Exhibit 10.8

Execution Version

AMENDMENT AND Exchange AGREEMENT

This Amendment and Agreement (this “Agreement”) is dated effective as of May 23, 2025, by and between INVO FERTILITY, INC. (the “Company”), and FIVE NARROW LANE LP (the “Holder”, and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, on October 11, 2024, the Company issued to the Holder (i) a senior secured convertible promissory debenture due December 11, 2025, bearing interest at 7% per annum in the principal amount of $3,934,146 (the “Debenture”), (ii) shares of Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), pursuant to that certain Certificate of Designations for the Series C-1 Convertible Preferred Stock (the “Series C-1 Certificate of Designations”), and (iii) shares of Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred Stock”), pursuant to that certain Certificate of Designations for the Series C-2 Convertible Preferred Stock (the “Series C-2 Certificate of Designations”), in each case, pursuant to the terms and conditions of (i) the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company (formerly known as INVO Bioscience, Inc.), NAYA Therapeutics Inc. (formerly known as NAYA Biosciences, Inc.), a Delaware corporation (“Private NAYA”), and INVO Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, pursuant to which Merger Sub merged with and into Private NAYA, with Private NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Joinder Agreement of even date therewith, between the Company and the Holder, pursuant to that certain Securities Purchase Agreement, dated as of January 3, 2024, between the Holder and Private NAYA (the “Securities Purchase Agreement”);

WHEREAS, on October 11, 2024, the Company entered into an Assignment and Assumption Agreement (the “A&A Agreement”) to assume the rights and obligations of Private NAYA in connection with that certain Registration Rights Agreement, dated September 12, 2024, between the Holder and Private NAYA (the “Registration Rights Agreement”);

WHEREAS, pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a resale registration statement (the “Resale Registration Statement”) with respect to Registrable Securities (as defined in the Registration Rights Agreement) on or before the Filing Deadline (as defined in the Registration Rights Agreement) and cause such registration statement to be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on or before the Effectiveness Deadline (as defined in the Registration Rights Agreement and amended by that certain Amendment and Agreement, dated as of January 6, 2025, between the Company and the Holder);

WHEREAS, the Company has not filed the Resale Registration Statement by the Filing Deadline and has not caused such Resale Registration Statement to be declared effective by the SEC by the Effectiveness Deadline which failures constitute a Filing Failure and Effectiveness Failure, respectively, under the Registration Rights Agreement and entitle the Holder to Registration Delay Payments pursuant to Section 2(e) of the Registration Rights Agreement;

WHEREAS, the Effectiveness Failure constitutes an Event of Default under Section 9(a)(x) of the Debenture (“Debenture Effectiveness Default”) and a Triggering Event under Section 5(a)(xiii) of the Series C-2 Certificate of Designations;

WHEREAS, pursuant to the terms of the Debenture, on the 14th day of each calendar month, commencing on March 11, 2025, and terminating upon the full redemption of the Debenture (each, a “Monthly Redemption Date”), the Company shall redeem the Monthly Redemption Amount (as defined in the Debenture);

WHEREAS, the Company has failed to redeem the Monthly Redemption Amounts due on March 11, 2025, April 14, 2025, and May 14, 2025 (the “Redemption Default”);

WHEREAS, pursuant to the terms of the Debenture, the Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of the Debenture at the rate of seven percent (7.00%) per annum, payable monthly on the first Business Day (as defined in the Debenture) of each calendar month, beginning on November 1, 2024, on each Monthly Redemption Date (as to that principal amount then being redeemed), on each Conversion Date (as defined in the Debenture) (as to that principal amount then being converted), and on the Maturity Date (as defined in the Debenture), in cash.

WHEREAS, the Company has failed to pay interest to the Holder in accordance with the Debenture (the “Interest Default”);

WHEREAS, on May 7, 2025, Dr. Elizabeth Pritts (“Dr. Pritts”) and the Elizabeth Pritts Revocable Living Trust (the “Pritts Trust”) filed a complaint (the “Pritts Complaint”) in the Circuit Court of the State of Wisconsin, Dane County, against the Company and its subsidiaries INVO Centers LLC, Wisconsin Fertility and Reproductive Surgery Associates, S.C. (“WFRSA”), and Wood Violet Fertility LLC (“Wood Violet”), asserting causes of action arising out of (i) the Membership Interest Purchase Agreement, dated March 16, 2023, between Dr. Pritts, Wood Violet, and Fertility Labs of Wisconsin, LLC (the “MIPA”), (ii) the Asset Purchase Agreement, dated Mach 16, 2023, between Dr. Pritts, Wood Violet, and WFRSA (the “APA”), (iii) the Consulting Agreement – Medical Advisory Services, dated August 10, 2023, between the Company and Dr. Pritts (“Consulting Agreement”), (iv) the Physician Employment Agreement, dated August 10, 2023, between Dr. Pritts and WFRSA (the “Employment Agreement”) and (v) the Physician Liaison Agreement, dated August 10, 2023, between Wood Violet and Dr. Pritts (the “PLA”) (collectively, the “WFI Documents”) for breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract (or, in the alternative, veil piercing), and unjust enrichment;

WHEREAS, on May 14, 2025, the Company, Dr. Pritts, the Pritts Trust, and certain of their respective affiliates entered into binding term sheet (the “Term Sheet”) to settle all disputes between the parties pursuant to the terms set forth in the Term Sheet (the “Terms”);

WHEREAS, the Pritts Complaint and the Term Sheet may constitute an Event of Default under Sections 9(a)(ii),(iii), and (xviii) of the Debenture (“Pritts Default”) and a Triggering Event under Section 5(a)(vii) and 5(a)(xiii) of the Series C-2 Certificate of Designations;

WHEREAS, provisions of the Registration Rights Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and all of the Required Holders (as defined in Series C-2 Certificate of Designations);

WHEREAS, the Holder constitutes the Required Holders and the Holder and the Company desire to amend the Registration Rights Agreement as described below;

WHEREAS, pursuant to Section 10(e) of the Debenture, the Debenture may be amended or modified pursuant to an agreement in writing entered into by and between the Company and the Holder;

WHEREAS, the Securities Purchase Agreement may be amended by the Company and Purchasers which purchased at least 50.1% the Debentures based on the initial subscription amounts thereunder;

WHEREAS, the Holder purchased 100.0% of the Debentures based on the initial subscription amount;

WHEREAS, the Holder and the Company desire to amend the Securities Purchase Agreement as described below;

WHEREAS, the Series C-2 Certificate of Designation or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes (the “NRS”), of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation of the Company;

WHEREAS, the Holder constitutes the Required Holders and the Holder and the Company desire to amend the Series C-2 Certificate of Designations to, among other things, (i) increase the number of authorized shares of Series C-2 Preferred Stock and (ii) make certain other modifications thereto;

WHEREAS, in connection with the foregoing, the Company and the Holder agree to exchange the Debenture for an Amended and Restated Senior Secured Convertible Debenture Due February 11, 2026 (the “Amended and Restated Debenture”) in the form attached hereto as Exhibit A to (i) increase the outstanding principal amount of the Debenture to $4,803,175, (ii) reset the Monthly Redemption Dates, (iii) reset the Interest Payment Dates, and (iii) make other changes mutually agreed to between the parties;

WHEREAS, the Holder and the Company desire to exchange the Holder’s shares of Series C-1 Preferred Stock for shares of Series C-2 Preferred Stock, as described below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

Article I

AMENDMENT AND EXCHANGE

Section 1.01. Recitals. The Parties agree that the Recitals set forth above are true and correct and are incorporated into this Agreement by this reference.

Section 1.02. Amended and Restated Debenture. Subject to the terms and conditions set forth herein, on the Effective Date, the Parties agree to exchange the Debenture for the Amended and Restated Debenture in the form attached hereto as Exhibit A.

Section 1.03. Exchange. Promptly following the date hereof, the Holder will deliver to the Company all outstanding shares of Series C-1 Preferred Stock owned by such Holder (the “Holder C-1 Preferred Stock”), in exchange for such number of shares of Series C-2 Preferred Stock with the aggregate Stated Value (as defined in the Series C-2 Certificate of Designations) equal to (i) the aggregate Stated Value (as defined in Series C-1 Certificate of Designations) of the Holder C-1 Preferred Stock, plus any accrued and unpaid dividends thereon, multiplied by (ii) 1.15 (such transaction, the “Exchange”).

Section 1.04. Closing of the Exchange. The Exchange shall take place promptly following execution and delivery of this Agreement by each Party hereto to each other Party (the “Effective Date”).

Section 1.05. Consideration. In consideration of the foregoing, the Company hereby agrees to issue 1,029 shares of additional Series C-2 Preferred Stock (in addition to any shares of Series C-2 Preferred Stock issued pursuant to Section 1.03 hereof) to the Holder promptly following the date hereof.

Section 1.06. Company Representations. The Company represents, warrants and covenants to the Holder that the following statements are true and correct as of the date of this Agreement and the Effective Date:

(a) The Company has the entity power and authority to enter into and perform its obligations under this Agreement and the Exchange. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(b) The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, will not constitute a violation or breach of any term or provision of, or result in the creation of any encumbrance, lien, charge or other restriction under any agreement to which the Company is a party or by which the Company is bound.

(c) (i) The Company has no knowledge of any facts or circumstances which lead the Company to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 90 days after the date hereof, (ii) other than as described on Schedule I hereto, the Company is not currently engaged in any discussions with third parties regarding a sale of the business and assets of the Company or any subsidiary and the Company is not a party to any letter of intent, term sheet, purchase agreement or other binding or non-binding agreement or document relating to a sale of the assets and business (including by merger, share exchange or a sale of shares) of the Company or any subsidiary, and (ii) no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that a reasonable investor would consider important in making a decision to buy or sell securities of the Company which has not been disclosed to the Holder.

(d) Other than the Interest Default, the Redemption Default, the Filing Failure, the Effectiveness Failure, the Debenture Effectiveness Default, and the Pritts Default, there has not been any Event of Default under the Debenture.

(e) Upon issuance pursuant to the terms of the Series C-2 Certificate of Designations, the shares of Series C-2 Preferred Stock and the shares of common stock of the Company issuable upon conversion of such shares of Series C-2 Preferred Stock will, in each case, be duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(f) The Company acknowledges and agrees that this Agreement shall constitute a Transaction Document pursuant to the Debenture and the Amended and Restated Debenture, including, in each case, without limitation, Section 9(a) thereof.

Section 1.07. Holder’s Representations. The Holder represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement and the Effective Date:

(a) The Holder hereby confirms and acknowledges that the shares of Series C-1 Preferred Stock are owned beneficially and of record by the Holder.

(b) The Holder owns the shares of Series C-1 Preferred Stock free and clear of any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind. The shares of Series C-1 Preferred Stock are in book-entry form and are not certificated and the Holder is not in possession of any stock certificates evidencing the shares of Series C-1 Preferred Stock.

Section 1.08. The Holder has the requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Holder’s obligations hereunder. The Holder has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Holder, enforceable in accordance with its terms. Amendments to the Registration Rights Agreement.

(a) The parties hereby agree that Section 1(d) of the Registration Right Agreement shall be amended and restated in its entirety to read as follows:

“Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), the earlier of (A) 45 days following the Stockholder Approval Date (as defined in the Debenture), and (B) the 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review, and (ii) with respect to any additional Registration Statements which may be required hereunder, the earlier of the (A) 30th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the SEC, the 60th calendar day following the date such additional Registration Statement is required to be filed hereunder) and (B) 2nd Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review, provided, further, if such Effectiveness Deadline falls on a day that is not a Trading Day, then the Effectiveness Deadline shall be the next succeeding Trading Day.

(b) The parties hereby agree that Section 1(e) of the Registration Right Agreement shall be amended and restated in its entirety to read as follows:

“Filing Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), 15 days following the Stockholder Approval Date (as defined in the Debenture) and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the date on which the Company was required to file such additional Registration Statement pursuant to the terms of this Agreement; provided that, if such Filing Deadline falls on a day that is not a Trading Day, then the Filing Deadline shall be the next succeeding Trading Day.

Section 1.09. Amendment to the Securities Purchase Agreement. The parties herby agree to amend the Securities Purchase Agreement to add new Section 4.16 as follows:.

“4.16 Additional Investment Right. For so long as that certain Amended and Restated Senior Secured Convertible Debenture of the Company due February 11, 2026 (as may be amended, restated, amended and restated, or otherwise modified or exchanged from time to time) or shares of Series C-2 Convertible Preferred Stock of the Company (as may be amended, restated, amended and restated, or otherwise modified or exchanged from time to time) are outstanding, the Purchaser shall have the right (the “Additional Investment Right”), exercisable at any time and from time to time, beginning on or after May 23, 2025, to purchase up to $10,000,000 of aggregate stated value of additional shares of Series C-2 Preferred Stock (the “AIR Preferred Shares”), provided that any Additional Investment Right may only be exercised in a minimum amount of $500,000 of AIR Preferred Shares. The AIR Preferred Shares shall have the same terms as the Series C-2 Preferred Stock then outstanding, provided that, upon the later of (i) Stockholder Approval Date and (ii) the issuance of AIR Preferred Shares, the conversion price in the AIR Preferred Shares and Series C-2 Preferred Stock shall be deemed to be the lowest of (i) the Conversion Price as in effect on the date that the Holder exercises such Additional Investment Right, and (ii) the greater of (x) the Floor Price (as defined in the Series C-2 Certificate of Designations) and (y) 85% of the arithmetic average of the three (3) lowest VWAPs during the ten (10) Trading Days prior to the date the Purchaser exercises its Additional Investment Right. For a Purchaser to exercise such Additional Investment Right, Purchaser shall deliver written notice to the Company (“AIR Exercise Notice”), stating its election to exercise the Additional Investment Right, and the specific dollar amount with respect to the AIR Preferred Shares to be purchased by such Purchaser (“Subsequent Amount”). Within two (2) business days of its receipt of the AIR Exercise Notice, the Company shall notify the Purchaser of the date on which such purchase and sale shall occur (each such closing, the “AIR Subsequent Closing”). The AIR Subsequent Closing shall occur no later than two (2) business days (each such date, the “AIR Subsequent Closing Date”) following receipt by the Company of the AIR Exercise Notice unless otherwise mutually agreed upon by the Purchaser and Company.

On or prior to the AIR Subsequent Closing Date:

(i) the Company shall deliver or cause to be delivered to each such exercising Purchaser:

(A) a legal opinion of Company Counsel, in a form reasonably acceptable to the Purchaser,

(B) a copy of the Irrevocable Transfer Agent Instructions to issue the AIR Preferred Shares, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent;

(C) A certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, certifying that each and every representation and warranty of the Company shall be true and correct as of the date when made and as of the AIR Subsequent Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the AIR Subsequent Closing Date;

(D) Wire transfer instructions of the Company;

(E) Such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as such Purchaser or its counsel may reasonably request; and

(ii) each Purchaser shall deliver to the Company the subscription amount for the applicable Subsequent Amount by wire transfer to the account specified in writing by the Company..”

Section 1.10. Amendment to the Series C-2 Certificate of Designations. The parties hereto hereby agree to amend the terms of the Series C-2 Preferred Stock set forth in the Amendment to Series C-2 Certificate of Designations substantially in the form attached hereto as Exhibit B (the “Series C-2 Amendment”). The Company shall promptly file the Series C-2 Amendment with the Secretary of State of the State of Nevada and provide a copy thereof to each Investor promptly after such filing.

Section 1.11. Further Assurances. The Parties agree to sign and deliver such other agreements and instruments, and to do such other acts, as may be reasonably required to carry out the intent and purposes of this Agreement.

Article II

GENERAL PROVISIONS

Section 2.01. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.

Section 2.02. Severability. The Company and Holder intend and believe that each provision in this Agreement comports with all applicable local, state or federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of the Company and Holder that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein and that the rights, obligations and interests of the Company and Holder under the remainder of this Agreement shall continue in full force and effect.

Section 2.03. Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

Section 2.04. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE UNITED STATES FEDERAL LAW.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first written above.

COMPANY:

INVO FERTILITY, INC.,
a Nevada corporation

By:
Steven Shum
Chief Executive Officer

HOLDER:

FIVE NARROW LANE LP
a Delaware York limited partnership

By:

Joseph Hammer
General Partner

[Signature page to Amendment and Exchange Agreement]

EXHIBIT A

[FORM OF AMENDED AND RESTATED DEBENTURE]

EXHIBIT B

[FORM OF SERIES C-2 AMENDMENT]

Schedule I

The Company intends to amend the certificate of designation of its Series C-1 Convertible Preferred Stock (the “C-1 Preferred”) to provide that the Company may redeem the outstanding shares C-1 Preferred Stock at a redemption price of 113.855837742504 shares of Class A Common Stock of Naya Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“NTI”), for each share of C-1 Preferred being redeemed. Upon effectiveness of this amendment, the Company intends to redeem all outstanding shares of C-1 Preferred (the “Redemption”).

In connection therewith, the Company intends to enter into a Consent and Release Agreement by and among the Holder, NTI, and the Company substantially in the form attached hereto as Exhibit I-A.

EXHIBIT I-A

CONSENT AND RELEASE AGREEMENT